Exhibit 6.4

ASSET PURCHASE AGREEMENT

between

PRIME DENTAL LAB LLC

(as Seller)

and

COSTAS, INC.
(D/B/A STANDARD DENTAL LABS INC.)

(as Acquiror)

Dated as of August 16, 2022

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS; SALES TAXES; DEFINITIONS		1
1.1	Transfer of Purchased Assets.	1
1.2	Excluded Assets.	2
1.3	Assignment of Contracts, Rights Etc.	2
1.4	Further Assurances.	3
1.5	Sales Tax.	3
1.6	Defined Terms.	3
ARTICLE II LIABILITIES		3
2.1	Liabilities Being Assumed.	3
2.2	Liabilities Not Being Assumed.	3
ARTICLE III CONSIDERATION		4
3.1	Purchase Price.	4
3.2	Earn-Out Provisions.	5
3.3	Allocation of Purchase Price.	6
3.4	Tax Consequences.	6
ARTICLE IV CLOSING		6
4.1	Closing.	6
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER		7
5.1	Organization; Good Standing; Qualification and Power.	7
5.2	Authority; Noncontravention; Consents.	7
5.3	Title to Purchased Assets.	7
5.4	Transferred Intellectual Property.	7
5.5	Agreements, No Defaults.	8
5.6	Litigation Etc.	8
5.7	Compliance; Permits.	8
5.8	Taxes.	8
5.9	Warranties.	9
5.10	Books and Records.	9
5.11	Financial Information.	9
5.12	Brokers.	9
5.13	Environmental Matters.	9
5.14	Bankruptcy Etc.	10
5.15	No Purchased Assets Held by Affiliates.	10
5.16	Equipment and Property	10

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5.17	Contracts and Commitments.	10
5.18	Securities Law Matters.	10
5.19	Relationship with Affiliates.	11
5.20	Material Adverse Effect.	11
5.21	Undisclosed Liabilities.	11
5.22	Compliance with OFAC.	12
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR		12
6.1	Organization; Good Standing.	12
6.2	Authority, Noncontravention; Consents.	12
6.3	Intentionally Deleted.	12
6.4	Brokers.	13
ARTICLE VII CLOSING DELIVERIES		13
7.1	The Seller’s Deliveries.	13
7.2	The Acquiror’s Deliveries.	14
ARTICLE VIII INDEMNIFICATION		14
8.1	Indemnification Generally; Etc.	14
8.2	Assertion of Claims.	15
8.3	Limitations on Indemnification.	15
8.4	Notice and Defense of Third Person Claims.	16
8.5	Survival of Representations and Warranties and Covenants.	17
8.6	Right of Setoff.	17
8.7	Exclusive Remedy.	17
ARTICLE IX POST-CLOSING COVENANTS AND OTHER AGREEMENTS		17
9.1	Transfer of Purchased Assets.	17
ARTICLE X MISCELLANEOUS PROVISIONS		17
10.1	No Third Party Beneficiaries.	17
10.2	Entire Agreement.	18
10.3	Successors and Assigns.	18
10.4	Amendment; Waiver.	18
10.5	Fees and Expenses.	18
10.6	Notices.	18
10.7	Governing Law; Arbitration.	19
10.8	Interpretation; Construction.	19
10.9	Incorporation of Exhibits.	20
10.10	Independence of Covenants and Representations and Warranties.	20
10.11	Counterparts; Electronic Signatures	20

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ANNEX AND EXHIBITS

[NTD: TO BE INSERTED IF UPON CLOSING AS APPLICABLE]

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INDEX OF DEFINED TERMS

TERM	Defined on Page

Acquiror	1
Acquisition	1
Affiliate	1
Agreement	29
Assigned Contracts	1
Assumed Liabilities	4
Business	1
Business Day	1
Cap	23
Closing	8
Closing Date	8
Code	1
Competing Business	16
Contract	1
Control	1
Deductible	23
Earnout Dispute Notice	7
Earnout Statement	7
Encumbrances	1
Environmental, Health and Safety Laws	1
Excluded Assets	2
Excluded Liabilities	4
Financial Statements	12
Fraud	2
Fundamental Documents	2
Fundamental Representations	22
GAAP	2
Governmental Entity	2
Hazardous Materials	2
Indemnified Persons	2
Indemnifying Persons	2
Intellectual Property	2

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Intellectual Property Rights	2
Inventory	2
Knowledge	29
Law	2
Liability	3
Litigation Expense	3
Losses	3
Material Adverse Effect	3
Non-Fundamental Representations	22
OFAC	16
Orders	3
Parent	1
SDL Stock	3
Parties	1
Party	1
Patents	3
Permits	3
Person	3
Proceedings	4
Products	4
Purchased Assets	1
Purchaser Indemnified Persons	4
Purchaser Indemnifying Persons	4
Purchaser Losses	4
Purchasing Parties	1
Purchasing Party	1
Related Documents	19
Representatives	4
Sanction	16
Securities Act	14
Seller	1
Seller Indemnified Persons	4
Seller Indemnifying Persons	4
Seller Losses	4
Shareholder	4
Survival Date	25

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Tax	4
Tax Return	5
Taxes	4
Taxing Authority	5
Third Person Claim	24
Trade Names	5
Trademarks	5
Trading Price	5
Transaction Taxes	4
Transferred Permits	2

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ASSET PURCHASE AGREEMENT, dated as of August 16, 2022, between Prime Dental Labs LLC., a Florida limited liability company (“Seller”); and Costas, Inc. (d/b/a Standard Dental Labs Inc.), a Nevada corporation (“SDL” or the “Acquiror”). The Acquiror and Seller are sometimes individually referred to herein as a “Party”, and collectively as the “Parties”.

PREAMBLE

The Acquiror wishes to acquire from Seller, and Seller wishes to transfer to Acquiror certain assets of Seller in consideration for the Purchase Price as a combination of Acquiror’s Class A Common Shares and certain cash or other consideration as otherwise outlined herein (the “Acquisition”).

ARTICLE I

PURCHASE AND SALE OF ASSETS; SALES TAXES; DEFINITIONS

1.1 Transfer of Purchased Assets.

On the terms and subject to the conditions contained in this Agreement, at the Closing the Seller shall sell, transfer, convey and assign to the Acquiror, free and clear of all Encumbrances, and the Acquiror shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under substantially all of Seller’s assets, properties, interests in properties and rights, whether tangible or intangible and whether real, personal or mixed, as the same shall exist immediately prior to the Closing, but excluding the Excluded Assets (collectively, the “Purchased Assets”).

The Purchased Assets shall include, but are not limited to: all client contracts for existing PDL clients; certain physical assets of the Seller that include all dental lab equipment, furniture, computers and other office equipment; the assumption of certain contracts, equipment leases, and office leases; certain employees and management of the Seller as determined to be retained by the Acquiror; and specifically the right to continue to use the name “Prime Dental Lab LLC” along with certain other rights, trademarks, intellectual property and intangible assets of the Seller. More specifically and subject to Section 1.2, the Purchased Assets include, but are not limited to the following assets, properties and rights of the Seller as of the Closing Date:

(a) all Accounts Receivable of the Seller, as listed on Schedule 1.1(a);

(b) all Inventory of the Seller, as listed on Schedule 1.1(b), other than Excluded Assets of the Seller as listed on Schedule 1.2;

(c) all deposits, advances, pre-paid expenses and credits relating to prepaid packages;

(d) all furniture, fixtures, machinery, equipment, computer hardware and software, and all other tangible assets and personal property of the Seller as listed on Schedule 1.1(d);

(e) all rights and benefits of the Seller under the Contracts as listed on Schedule 1.1(e) (the “Assigned Contracts”);

(f) all goodwill, going concern value, patents, patent applications, patent rights, copyrights, copyright applications, Websites, URL’s, domain names, methods, know-how, software, technical documentation, computer programs, engineering drawings, product concepts, and ideas under development, processes, process charts, procedures, inventions, trade secrets, trademarks, trade names, trade dress, logos, business names (and specifically the right to continue to use the name “Prime Dental Lab LLC”), telephone numbers, confidential information, franchises, customer lists, customer files, , marketing materials, advertising records, advertising rights with respect to all media, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights (and all rights thereto and applications therefor), including the Intellectual Property;

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(g) all rights to causes of action, lawsuits, judgments, claims, and demands of any nature available to or being pursued by the Seller, including all rights and claims against manufacturers and vendors of the Seller, relating to the subject matter of this Agreement, whether arising by way of counterclaim or otherwise;

(h) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, and similar rights in favor of the Seller related to the subject matter of this Agreement;

(i) all Permits, licenses or similar rights to the extent that they are assignable, including those listed on Schedule 1.1(i) (the “Transferred Permits”); and

(j) all information, files, databases, correspondence, records, data, plans, reports, and Contracts, including any and all information and records relating to investment, insurance and other current and past customers, client files, customer, supplier, price and mailing lists, business contacts, and investment, underwriting, and claims files together with all usual and customary records in connection therewith, and all accounting or other books and records of Seller in whatever media retained or stored, including computer programs and disks.

1.2 Excluded Assets.

The Purchased Assets exclude, and the Acquiror shall not purchase or acquire hereunder, any right, title or interest in, to and under any of the excluded assets of the Seller as outlined on Schedule 1.2 (collectively, the “Excluded Assets”).

(a) all ownership and other rights with respect to Seller employee benefit plans;

(b) all rights of Seller under any excluded Contracts listed on Schedule 1.2;

(c) all accounts payable outstanding;

(d) any Permit or license that by its terms is not transferable to Acquiror;

(e) the charter documents, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the corporate organization of the Seller; and

(f) any other items listed on Schedule 1.2.

1.3 Assignment of Contracts and Rights.

Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement or an attempted agreement to sell, transfer, sublease or assign any Assigned Contract (or any claim or right or any benefit arising thereunder or resulting therefrom) if the attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Acquiror or the Seller thereunder. The Seller shall use its commercially reasonable efforts to obtain the consent of the other party to any Assigned Contract to the transfer, sublease or assignment thereof to the Acquiror in all cases in which such consent is required for the transfer, sublease or assignment of any such Assigned Contract. If any such consent is not obtained and the Closing occurs, the Seller shall use its commercially reasonable efforts to provide for the Acquiror the benefits of such Assigned Contract.

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1.4 Further Assurances.

The Seller shall, from time to time after the Closing, upon the request of Acquiror, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances or assurances as may be reasonably required to transfer, assign, convey, grant and confirm to the Acquiror, or to aid and assist in the reducing to possession by the Acquiror of the Purchased Assets, or to vest in the Acquiror good and marketable title to the Purchased Assets.

1.5 Sales Tax.

The Seller shall pay to applicable Taxing Authorities any and all sales Taxes, use Taxes, transfer Taxes, license Taxes, documentary charges, recording fees or similar Taxes, charges or fees (other than income Taxes of the Seller) that may become payable in connection with the sale, transfer and conveyance of the Purchased Assets to the Acquiror (the “Transaction Taxes”). The Seller and the Acquiror shall coordinate with each other the filing of any forms required in connection with such Taxes, charges or fees. The parties shall reasonably cooperate to minimize the amount of any Transaction Taxes imposed in connection with the sale of the Purchased Assets to the Acquiror.

1.6 Defined Terms.

Certain capitalized terms used in this Agreement are defined on Annex I attached hereto.

ARTICLE II

LIABILITIES

2.1 Liabilities Being Assumed.

On the terms and subject to the conditions contained in this Agreement, effective as of the Closing, and from and after the Closing, the Acquiror shall pay or assume, perform and discharge when due, the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a) Liabilities accruing after the Closing Date under each Assigned Contract.

2.2 Liabilities Not Being Assumed.

The Acquiror is not assuming and shall not be obligated to pay or satisfy, and the Seller shall remain responsible for, any Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(a) any Liabilities relating to or arising out of the operation or conduct of the Business;

(b) any accounts or notes payable of the Seller;

(c) any Liabilities accruing under any Assigned Contract on or prior to the Closing Date;

(d) any Liabilities arising out of any claim, irrespective of the legal theory asserted, related to the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Products or the use of the Purchased Assets;

(e) any Liabilities arising out of any claim, irrespective of the legal theory asserted, related to the operation of the Business;

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(f) any Liabilities related to Taxes payable in connection with the operation of the Business, the ownership, leasing, possession or use of the Purchased Assets or the sale of Products;

(g) any Liabilities for pollution or contamination of the environment or damage to natural resources arising out of or related to the conduct of the Business, including any manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transportation, handling, emission, discharge, leaching, release or threatened release of any Hazardous Material in connection with the conduct of the Business;

(h) any Liabilities under any Environmental, Health and Safety Laws arising out of or related to the conduct of the Business; and

(i) any Liabilities of the Seller to the employees of the Seller, including deferred compensation, and any Liabilities of the Seller to such employees arising from the termination of such employees’ employment with the Seller.

(j) any Liabilities of the Seller based upon Seller’s acts or omission occurring after the Closing.

ARTICLE III

CONSIDERATION

3.1 Purchase Price.

The Purchase Price will be up to $700,000.00 (the “Gross Consideration”), consisting of the equivalent trading value of $560,000.00 of the Class A Common Shares of the Acquiror. The equivalent per share value assigned to each Class A Common Share to be issued shall be determined based on the final closing trading price on the date of the Closing (the “Share Consideration) plus additional cash consideration in the amount of $140,000.00 (the “Cash Consideration”) payable as outlined herein, plus the Stock Option Consideration, which Gross Consideration is payable as described herein.

Provided however; the timing of issuance, the pricing, and the number of shares to be authorized and issued as Share Consideration shall also be determined in accordance with the various regulations restricting the issuance of shares by a public company, including but not limited to, any restrictions imposed by the Securities Exchange Commission (the “SEC”), the OTC Exchange (or any subsequent stock exchange as applicable) (the “Exchange”) and any other regulatory authorities as appropriate.

Further, the Acquiror will provide the equivalent of up to an additional ten (10%) percent of the total Share Consideration to employees of the Seller (as determined on the Closing Date) in the form of a grant of stock option shares, also subject to the terms and conditions of the Acquiror’s approved Stock Option Plan and any restrictions imposed by the SEC, the Exchange and any other regulatory authorities as appropriate (the “Stock Option Consideration”).

Subject to any restrictions imposed by the SEC, the Exchange and any other regulatory authorities, the number of shares issuable as Share Consideration shall be based on the final closing trading price of the Acquiror’s shares on the date of the Closing. The Share Consideration shall be specifically subject to the further Lock-Up restrictions outlined below in Section 3.1(c) and elsewhere in this Agreement.

The Cash Consideration shall be payable in two (2) equal instalments of seventy thousand ($70,000.00) dollars (each a “Cash Instalment”). The first instalment of seventy thousand ($70,000.00) dollars shall be paid by the Acquiror to the Seller at the Closing (the “First Cash Instalment”). The second instalment of seventy thousand ($70,000.00) dollars shall be paid by the Acquiror to the Seller on the date that is six (6) months subsequent to the Closing (the “Second Cash Instalment”).

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The number of shares issuable as Stock Option Consideration shall also be based on the final closing trading price of the Acquiror’s shares on the date of the Closing. Each qualified employee of the Seller that is determined to be eligible participate in the Acquiror’s stock option plan shall receive their allocated portion of the Stock Option Consideration at the Closing, subject to the pricing, vesting, and other terms of the Acquiror’s stock option plan and further subject to any restrictions imposed by the SEC, the Exchange and any other regulatory authorities as appropriate

For clarity, the sum of the Cash Consideration, the Share Consideration and the Stock Option Consideration is collectively known as the Gross Consideration.

a. Closing. Upon Closing, the Acquiror will issue to Seller Share Consideration equal in value to five hundred and sixty thousand ($560,000.00) dollars, less any Gross Consideration previously provided by Acquiror to Seller, including any deposits or other advance payments, and any funds owed in connection with prior agreements between the Parties, (the “Closing”) with the number of shares issuable as Share Consideration shall be based on the final closing trading price of the Acquiror’s shares on the date of the Closing. Irrespective of any contrary terms and conditions outlined in this Agreement, at the time of issuance, the Share Consideration shall be subject to any regulations restricting the issuance of shares by a public company, including but not limited to, any restrictions imposed by the SEC, the Exchange and any other regulatory authorities as appropriate.

b. [Intentionally Deleted]

c. Share Lock-Up. Seller acknowledges that all Share Consideration issued pursuant to this Agreement shall be subject to a contractual lock-up (in addition to any restrictions imposed by the SEC, the Exchange and any other regulatory authorities as appropriate) restricting the transfer of the Share Consideration during such lock-up period. Any Share Consideration issued pursuant to this Agreement will be locked-up for a total of twenty-four (24) months from the date of Closing, during which twelve and one half (12.5%) percent of the total issued Share Consideration will be released from such lock-up on each three (3) month anniversary (i.e., quarterly) of the issuance of such Share Consideration (the “Lock-Up”) pursuant to the terms and conditions of a lock-up agreement to be entered into between the Seller and the Acquiror (the “Lock-Up Agreement”). The Lock-Up Agreement will provide for certain exemptions to the transfer restrictions, to be mutually agreed between the parties, provided that such transferred Share Consideration will remain subject to the Lock-Up following such transfer.

d. Asset Verification. Seller shall provide such tags or other information as necessary or reasonably requested for Acquiror’s auditors to verify the existence and location of all of Seller’s tangible assets as well as to confirm ownership of all of Seller’s intellectual property and intangible assets. The Parties reaffirm that the agreement will be for the purchase of all of Seller’s assets, tangible and intangible, except those assets, contracts, and agreements that are specifically excluded as elected by Purchasers, and such excluded assets and obligations shall remain the separate property and/or separate obligation of Seller. If required, the Seller hereby agrees to provide full access to its books and records related to the Assets in order for the Acquiror to discharge its continuous disclosure obligations under applicable securties laws.

For a certain period to be determined after the Closing, the Managing Member of the Seller (the “Contractor”) shall continue to receive as compensation substantially all (up to one hundred (100%) percent) of the revenues directly generated by the Seller’s client base provided that the Contractor continues to complete all contracted work. Any chargebacks or costs related to returns or repairs will be deducted accordingly from the total compensation to the Contractor as appropriate.

This “Contractor Period” will continue until terminated in writing by the Acquiror, in its sole discretion, with no less than thirty (30) days writted notice to the Contractor; provided however, the Acquiror may proceed in its sole discretion to negotiate employment contracts as appropriate with any employees of the Seller during such written notice period.

3.2 [Intentionally Deleted].

(a) [Intentionally Deleted].

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(b) [Intentionally Deleted].

(c) [Intentionally Deleted].

(d) [Intentionally Deleted].

3.3 Allocation of Purchase Price.

The Parties agree that the Purchase Price shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Section 1060 of the Code and all regulations promulgated thereunder. Within thirty (30) days after the Closing, the Seller shall:

(a) complete and execute Form 8594 Asset Acquisition Statement Under Section 1060, consistent with the Statement of Allocation; and

(b) deliver copies of such form to the Purchaser.

The Parties shall file a copy of the above-referenced form applicable to it with its Tax Returns for the period which includes the Closing Date.

If there is an increase or decrease in consideration (the Purchase Price under this Agreement) within the meaning of Section 1.1060-1(e)(1)(ii)(B) of the Treasury Regulations after the parties have completed the Statement of Allocation or have filed their initial Form 8594 Asset Acquisition Statement, the Parties shall allocate such increase or decrease in consideration as required by and consistent with Section 1060 of the Code and the applicable Treasury Regulations.

3.4 Tax Consequences.

The Parties intend that the Acquisition will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Notwithstanding anything herein to the contrary, each Party hereby acknowledges and agrees that such Party is relying solely upon its own tax advisors and counsel for advice concerning the Tax consequences of the Acquisition, and that no Party provides assurances to any other Party concerning such Tax consequences.

ARTICLE IV

CLOSING

4.1 Closing.

The closing of the sale of the Purchased Assets to the Acquiror, and the transactions contemplated hereby (the “Closing”), shall take place at the offices of the Acquiror (or at any other location determined with the mutual agreement of the Parties) on a mutually agreed date following the full execution of this Agreement (the “Closing Date”). The parties hereto and their respective Representatives may participate in the Closing via electronic means.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

5.1 Organization; Good Standing; Qualification and Power.

The Seller is limited liability company duly organized, validly existing and in good standing under the Laws of State of Florida and has all requisite power and authority to own, lease and operate its properties and carry on its business relating to the Products and the Purchased Assets as it is now conducting that business. The Seller is duly licensed or qualified to transact business and in good standing to do business in each jurisdiction in which the nature of its current operations related to the Business, including its ownership of any of the Purchased Assets and ownership or leasing of properties used in connection with the Business, makes such qualification necessary, except to the extent that the Seller’s failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect on the operation of the Business after the Closing or the transfer of the Purchased Assets to the Acquiror.

5.2 Authority; Noncontravention; Consents.

(a) The Seller has all requisite power and authority to enter into this Agreement and each Related Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each Related Document to which the Seller is a party, and the performance by the Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and each Related Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and are the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

(b) Neither the execution and delivery by the Seller of this Agreement and each Related Document to which the Seller is a party nor the performance by the Seller of its obligations hereunder and thereunder (i) materially conflicts with, or results in a material violation of, or causes a material breach or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, or results in the creation of any Encumbrance upon any of the Purchased Assets under, any term, condition or provision of (y) the Seller’s Fundamental Documents or (z) any Assigned Contract or any other material Contract to which the Seller is a party or by which the Purchased Assets are bound, or (ii) violates any Laws applicable to the Seller or any of the Purchased Assets.

(c) No material (i) consent, (ii) approval, (iii) Order or authorization of, (iv) registration, declaration or filing with, or (v) notification to any Governmental Entity or any other third Person is required in connection with the execution and delivery by the Seller of this Agreement or the Related Documents to which the Seller is a party, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

5.3 Title to Purchased Assets.

The Seller has good title to all Purchased Assets free and clear of any Encumbrances.

5.4 Transferred Intellectual Property.

(a) The Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, the Intellectual Property.

(b) Prior to Closing Seller shall provide to the Acquiror a complete list of all Intellectual Property held by Seller;

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(c) There are no royalties, honoraria, fees or other payments payable to any Person or claimed by any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property or the manufacture or sale of the Products.

(d) The Seller has not received from any Person in the past five (5) years any written notice, charge, complaint, claim or assertion that its activities or contemplated activities with respect to the Products infringe or would infringe any Intellectual Property Rights of any Person, and no such claim is impliedly threatened by an offer to license from another Person under a claim of use.

(e) The Seller has not sent to any Person in the past five (5) years, or otherwise communicated to any Person, any written notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any Intellectual Property by such other Person.

(f) The Seller has not licensed any of the Intellectual Property to any third Person, other than implied licenses granted by the Seller in connection with the sale of its products.

(g) Other than the Intellectual Property already disclosed to the Acquiror, the Seller does not own or license any Intellectual Property Rights.

5.5 Agreements, No Defaults.

(a) The Seller is not a party to any material Contracts other than the Assigned Contracts.

(b) Prior to closing Seller shall provide a complete and accurate list of all the Assigned Contracts.

(c) All Assigned Contracts are in full force and effect, constitute legal, valid and binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto, and are, subject to bankruptcy and other laws relating to or generally affecting the enforcement of creditors’ rights, enforceable in accordance with their respective terms against the Seller, and to the Knowledge of the Seller, each other party thereto. The Seller has in all material respects performed all of the obligations required to be performed by it to date under each such Contract, and there exists no default by the Seller or, to the Knowledge of the Seller, any other party, or any event that upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Seller or, to the Knowledge of the Seller, any other party, to any of their respective obligations thereunder. The Seller has made available to the Purchaser correct and complete copies of all written Assigned Contracts.

5.6 Litigation Etc.

There are no (i) Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller, whether at law or in equity, or before or by any Governmental Entity or arbitrator or (ii) Orders of any Governmental Entity or arbitrator naming the Seller.

5.7 Compliance; Permits.

(a) The Business is not being conducted in violation in any material respect of any Law, Order or Permit applicable in any jurisdiction in which the Seller operates the Business, including Environmental, Health and Safety Laws. To the Knowledge of the Seller, no investigation or review by any Governmental Entity with respect to the Products or the Business is pending or threatened, nor has any Governmental Entity notified the Seller of its intention to conduct the same. The Seller (a) possesses all Permits required under applicable Laws for the Seller’s conduct of the Business as it is currently conducted, a list of which shall be provided by Seller to the Acquiror prior to Closing, and each such Permit is valid and in full force and effect, (b) is in compliance, in all material respects, with each such Permit and (c) no Proceeding is pending or, to the Knowledge of the Seller, threatened to revoke, modify, suspend or limit any such Permit.

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5.8 Taxes.

(a) All material Tax Returns that are required to be filed by or on behalf of the Seller with respect to the Business, the Purchased Assets and otherwise have been filed with the applicable Taxing Authorities and (b) all Taxes shown as due and payable on such Tax Returns have been paid. No Tax Return filed by the Seller is currently being examined by any Taxing Authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return. The Seller is not a “foreign person” as that term is defined in Section 1445 of the Code.

(b) Seller has delivered to Acquiror copies of all Tax Returns filed since 2019.

5.9 Warranties.

Prior to closing Seller shall provide to the Acquiror a complete copy of each form of product warranty and guaranty issued by the Seller with respect to the Products that has not expired. No Person has asserted in the past five (5) years any Proceeding against the Seller under any Law relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials used in connection with the Business.

5.10 Books and Records.

The books of account and other records of Seller, which have been made available to Purchaser, are complete and correct in all material respects.

5.11 Financial Information.

Prior to Closing, Seller shall provide to the Acquiror complete copies of (a) the unaudited balance sheets of Seller for the fiscal years ended December 31, 2020 and December 31, 2021 and the related statements of income for the fiscal years then ended and the related notes thereto, and (b) the unaudited balance sheets of Sellers as of May 31, 2022 and the statement of income for the five (5) month period ended May 31, 2022 (collectively, the “Financial Statements”). The Financial Statements (i) present fairly, in all material respects, the financial condition and results of operations of Sellers as of the dates thereof or for the periods covered thereby, as the case may be, and (ii) are in conformity with GAAP.

5.12 Brokers.

Neither the Seller nor any of its officers, directors, equity owners or employees nor any other Person acting on its or their behalf has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby. To the extent that the Seller has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Seller will be solely responsible for the payment of such commission or fee.

5.13 Environmental Matters.

(a) The Seller is not, subject to or the subject of any Order or Contract arising under any Environmental, Health and Safety Laws, nor, to the Knowledge of the Seller, is any Proceeding pending or threatened against the Seller under any Environmental, Health and Safety Laws.

(b) The Seller has not received written notice from any Person (i) that it is potentially responsible under any Environmental, Health and Safety Laws for Hazardous Material or response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, (ii) alleging that it is not in compliance with any Environmental, Health and Safety Laws or (iii) seeking penalties, damages or injunctive relief for past non-compliance with any Environmental, Health and Safety Laws, in each case related to the Business.

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(c) The Seller is in Compliance with all environmental requirements of its Permits.

5.14 Bankruptcy.

The Seller is not involved in any Proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief Law, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Seller’s property.

5.15 No Purchased Assets Held by Affiliates.

There are no assets, properties, interests in assets or properties or rights owned or held by any Affiliate of the Seller that would constitute Purchased Assets if owned or held by the Seller.

5.16 Equipment and Property

All equipment, property, and tangible assets purchased pursuant to this Agreement are in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. No equipment, property, and tangible assets purchased pursuant to this Agreement are in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

5.17 Contracts and Commitments.

The Seller is not a party to or otherwise obligated under any of the following Contracts, whether written or oral:

(a) Any revocable or irrevocable power of attorney relating to the Purchased Assets or the Business granted to any person, firm or corporation for any purpose whatsoever; or

(b) Any Contract or option relating to the acquisition or sale of any of the Purchased Assets.

5.18 Securities Law Matters.

(a) The Seller acknowledges and understands that it is acquiring the Stock Consideration under this Agreement under a private placement in reliance upon the exemption from the registration requirement of the U.S. Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder and similar exemptions under applicable state securities laws.

(b) Seller is an “accredited investor,” as defined in Rule 501(a) of Regulation D under Section 4(a)(2) of the Securities Act.

(c) Seller is acquiring the Stock Consideration under this Agreement for its own account and not with a view to its distribution in violation of the Securities Act.

(d) The Seller acknowledges and understands that the shares of Acquiror’s stock are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and the Seller will not offer, sell, pledge or otherwise transfer any of such securities, directly or indirectly, unless the offer, sale, pledge or transfer is in a transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws; or pursuant to an effective registration statement under the Securities Act.

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(e) The Seller acknowledges and understands that until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates representing the Stock Consideration, and all certificates representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [NTD: INSERT END OF RESTRICTION DATE AFTER THE DISTRIBUTION DATE].”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF STANDARD DENTAL LABS INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

5.19 Relationship with Affiliates.

Except as disclosed by Seller, neither Seller nor any Affiliates has, since the first date of the next to last completed fiscal year, had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller, nor any Shareholder nor any Affiliates of any of them owns, since the first date of the next to last completed fiscal year, has owned of record or as beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transaction disclosed by Seller to the Acquiror, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of products or services of Seller (“Competing Business”) in any market presently served by Seller, except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as disclosed by Seller to the Acquiror, neither Seller nor any Shareholder nor any Affiliates of any of them is a party to any Contract with, or has any claim or right against, Seller.

5.20 Material Adverse Effect.

To the Knowledge of the Seller, since the date of the last balance sheet for the last fiscal year, no event or series of events has occurred that could have, or has had, a Material Adverse Effect on the Business or the Seller.

5.21 Undisclosed Liabilities.

Seller has no Liability except for Liabilities reflected or reserved against in the balance sheets comprising the Financial Statements and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the most recent balance sheet comprising the Financial Statements.

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5.22 Compliance with OFAC.

Neither the Seller nor, to the Knowledge of the Seller, any director, manager, officer, agent, employee or Affiliate of the Seller is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanction”). No Seller has knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Seller as follows:

6.1 Organization; Good Standing.

The Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of State of Nevada.

6.2 Authority, Noncontravention; Consents.

(a) The Acquiror has all requisite corporate power and authority to enter into this Agreement and each Related Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquiror of this Agreement and each Related Document to which the Acquiror is a party, and the performance by the Acquiror of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of the Acquiror. This Agreement and each Related Document to which the Acquiror is a party have been duly and validly executed and delivered by the Acquiror and are the valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with their terms.

(b) Neither the execution and delivery by the Acquiror of this Agreement and each Related Document to which the Acquiror is a party nor the performance by the Acquiror of its obligations hereunder and thereunder (i) materially conflicts with, or results in a material violation of, or causes a material breach or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, any term, condition or provision of (y) the Acquiror’s Fundamental Documents or (z) any material Contract to which the Acquiror is a party or by which its assets are bound, or (ii) violates any Laws applicable to the Acquiror or any of its assets.

(c) No material (i) consent, (ii) approval, (iii) Order or authorization of, (iv) registration, declaration or filing with, or (v) notification to any Governmental Entity or any other third Person is required in connection with the execution and delivery by the Acquiror of this Agreement or the Related Documents to which the Purchaser is a party or the consummation by it of the transactions contemplated hereby or thereby.

6.3 Valid Issuance.

The shares of Stock Consideration to be issued to Seller pursuant to the terms of this Agreement, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions under applicable securities Laws in the United States.

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6.4 Brokers.

Neither the Acquiror nor any of its officers, directors, equity owners or employees nor any other Person acting on its or their behalf has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby. To the extent that the Acquiror has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Acquiror will be solely responsible for the payment of such commission or fee.

ARTICLE VII

CLOSING DELIVERIES

7.1 The Seller’s Deliveries.

(a) Related Documents. At the Closing, the Seller shall execute and deliver to the Acquiror each of the documents set forth below (collectively, the “Related Documents):

(i) Any document necessary for the completion of the transaction in the following categories: Bill of Sale, Assignment and Assumption Agreement;

(ii) any Trademarks owned by Seller to be attached as Exhibit A;

(iii) a copyright assignment for any copyright held by Seller;

(iv) a Patent assignment for any Patents held by Seller;

(v) a list of Seller Shareholders;

(vi) all other documents required to be entered into by Seller pursuant to this Agreement or reasonably requested by Acquiror to convey the Purchased Assets to Acquiror or to otherwise consummate the transactions contemplated by this Agreement.

(b) Permits. The transferable permits held by Seller to be transferred to the Acquiror if applicable;

(c) Related Certificates. At the Closing, the Seller shall deliver the certificates set forth below to the Acquiror, executed by the Person set forth below:

(i) all written consents (or waivers with respect to thereto) for the assignment to Acquiror of the Assigned Contracts;

(ii) evidence of satisfaction of all obligations for the Indebtedness, including true, correct, and complete payoff letters or UCC termination statements with respect to the Indebtedness and satisfactory evidence that all Liens affecting the Purchased Assets have been released

(iii) a certificate of an officer of the Seller dated as of the Closing Date, certifying (A) as to the incumbency and genuineness of the signatures of each officer of the Seller executing this Agreement or any of the Related Documents on behalf of the Seller; and (B) the genuineness of the resolutions (attached thereto) of the Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby; and

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(iv) a certificate of the Florida Secretary of State certifying as to the good standing of the Seller, dated as of a date not more than five (5) Business Days prior to the Closing Date.

7.2 The Acquiror’s Deliveries.

(a) Related Documents. At the Closing, the Acquiror shall execute and deliver to the Seller each Related Document.

(b) Related Certificates. At the Closing, the Acquiror shall deliver the certificates set forth below to the Seller, executed by the Person set forth below:

(i) a certificate of an officer of the Acquiror dated as of the Closing Date, certifying (A) as to the incumbency and genuineness of the signatures of each officer of the Acquiror executing this Agreement or any of the Related Documents on behalf of the Acquiror; and (B) the genuineness of the resolutions (attached thereto) of the Acquiror’s Board of Directors or similar governing body authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Acquiror is a party and the consummation of the transactions contemplated hereby and thereby; and

(ii) a certificate of the Nevada Secretary of State certifying as to the good standing of the Acquiror, dated as of a date not more than five (5) Business Days prior to the Closing Date.

(c) Share Consideration. At the Closing, the Acquiror shall deliver to the Seller the Share Consideration.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification Generally; Etc.

(a) The Seller Indemnifying Persons shall indemnify, defend, and hold harmless the Purchaser Indemnified Persons from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law), and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(i) the untruth, inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement or in any Related Document to which the Seller is a party (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

(ii) the breach of any agreement or covenant of the Seller contained in this Agreement or in any Related Document to which the Seller is a party;

(iii) the Excluded Liabilities;

(iv) any sales, value added, excise or other Taxes payable in connection with sales of the Products and the operation of the Business on or prior to the Closing Date; and

(v) all claims, damages, liabilities, losses and expenses, including reasonable attorneys’ fees, that arise out of negligent business and operational decisions made by Seller;

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(b) Acquiror shall indemnify, defend, and hold harmless the Seller Indemnified Persons from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law), and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (arising out of, relating to or in connection with:

(i) the untruth, inaccuracy or breach of any representation or warranty of the Acquiror in this Agreement, or in any Related Document to which the Acquiror is a party (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

(ii) the breach of any agreement or covenant of the Acquiror contained in this Agreement or in any Related Document to which the Acquiror is a party; and

(iii) the Assumed Liabilities.

8.2 Assertion of Claims.

All claims under Section 8.1 must be brought within a period of time after the Closing Date equal to the maximum statute of limitations to which the Parties can contractually agree under applicable law with respect to any Fundamental Representation or Fraud, and within twenty-four (24) months after the Closing Date with respect to any Non-Fundamental Representation. The “Fundamental Representations” are those representations contained in Sections 5.1, (Organization; Good Standing; Qualification and Power), 5.3 (Title to Purchased Assets), 5.8 (Taxes), 5.11 (Financial Information), 5.12 (Brokers), 5.13 (Environmental Matters), 5.14 (Bankruptcy Etc.), 5.18 (Securities Law Matters), 5.19 (Relationships with Affiliates), 6.1 (Organization; Good Standing), and 6.4 (Brokers). “Non-Fundamental Representations” are all representations that are not Fundamental Representations.

8.3 Limitations on Indemnification.

(a) Indemnity Limitations for the Seller Indemnifying Persons. Except in the case of Fraud:

(i) the Purchaser Indemnified Persons shall not have the right to be indemnified pursuant to Section 8.1(a)(i) unless and until the Purchaser Indemnified Persons (or any of them) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $5,000.00 (the “Deductible”), in which event the Purchaser Indemnified Persons’ right to be indemnified shall apply only to the extent such Losses exceed the Deductible; and

(ii) the sum of all Losses pursuant to which indemnification is payable by the Seller Indemnifying Persons pursuant to Section 8.1(a) shall not exceed $1,000,000.00 (the “Cap”).

(b) Indemnity Limitations for the Purchaser Indemnifying Persons. Except in the case of Fraud:

(i) the Seller Indemnified Persons shall not have the right to be indemnified pursuant to Section 8.1(b)(i) unless and until the Seller Indemnified Persons (or any of them) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding the Deductible, in which event the Seller Indemnified Persons’ right to be indemnified shall apply only to the extent such Losses exceed the Deductible; and

(ii) the sum of all Losses pursuant to which indemnification is payable by the Purchaser Indemnifying Persons pursuant to Section 8.1(b) shall not exceed the Cap.

(c) Section 8(a) and 8(b) will not apply to any claim for indemnification if the representation and warrant to which the claim related is a Fundamental Representation.

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(d) If a Party would have a claim for indemnification under this Article VII if the representation and warranty to which the claim relates did not include a materiality qualifier and the aggregate amount of all such claims exceeds the Deductible, then the Indemnified Person shall be entitled to indemnification for the amount of such claims in excess of the Deductible in the aggregate notwithstanding the materiality qualification in the relevant provisions of this Agreement.

(e) DAMAGES LIMITATION. IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OR LOST PROFITS, DIMINUTION IN VALUE OF THE BUSINESS OR THE PURCHASED ASSETS, MULTIPLIERS OF DIRECT DAMAGES OR DAMAGE TO REPUTATION OR GOODWILL, EXCEPT, IN EACH CASE, (i) IN THE EVENT OF ACTUAL FRAUD AND (ii) TO THE EXTENT THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY SUCH DAMAGES OR OTHER ITEMS TO A THIRD PERSON IN CONNECTION WITH A MATTER FOR WHICH SUCH INDEMNIFIED PERSON IS ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VIII.

8.4 Notice and Defense of Third Person Claims.

The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third Persons (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a) An Indemnified Person shall promptly give written notice to the Indemnifying Persons of any Third Person Claim that might give rise to any Losses by the Indemnified Persons, stating the nature and basis of such Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Person is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) If the Indemnifying Persons acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third Person Claim, then the Indemnifying Persons shall have the right to assume the defense of any Third Person Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons.

(c) If the Indemnifying Persons shall assume the defense of a Third Person Claim, the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof and the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 8.4(b), the Indemnified Persons may defend the Third Person Claim and seek indemnity from the Indemnifying Persons for Litigation Expenses incurred in connection with such defense.

(d) If the Indemnifying Persons exercise their right to assume the defense of a Third Person Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Persons propose the settlement of any claim that is capable of settlement by the payment of money only and the Indemnified Persons do not consent thereto within twenty (20) days after the receipt of written notice thereof, any Losses incurred by the Indemnified Persons in excess of such proposed settlement shall be at the sole expense of the Indemnified Persons.

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8.5 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties of the Seller contained in this Agreement or in any certificate delivered in connection with this Agreement shall survive the Closing Date and shall terminate on the second anniversary of the Closing Date, provided that the Fundamental Representations of the Seller shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and other agreements of the Seller in this Agreement shall survive the Closing Date unless and until they terminate in accordance with their own terms.

(b) The representations and warranties of the Acquiror contained in this Agreement or in any certificate delivered in connection with this Agreement shall survive the Closing Date and shall terminate on the second anniversary of the Closing Date, provided that the representations and warranties of the Acquiror contained in Section 6.4 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and other agreements of the Acquiror contained in this Agreement shall survive the Closing Date unless and until they terminate in accordance with their own terms.

(c) For convenience of reference, the date upon which any representation, warranty, covenant or agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date”.

8.6 Right of Setoff.

Upon Notice to Seller specifying in reasonable detail the basis therefor, the Acquiror may set off any amount to which it may be entitled under this Article VIII against any amounts otherwise payable under Section 3.4. Neither the exercise of not the failure to exercise such right of set off will constitute an election of remedies or limit the Acquiror in any manner in the enforcement of any other remedies that may be available to it.

8.7 Exclusive Remedy.

Except in the case of Fraud, the rights and remedies provided for in this Article VIII shall be the sole and exclusive rights and remedies of the Indemnified Persons with respect to any matter relating to this Agreement, or otherwise relating to the transactions contemplated hereby or arising under or in connection with this Agreement. Neither party shall avoid the limitations on liability set forth in this Article VIII by seeking monetary damages for tort or pursuant to any other theory of liability other than a claim for indemnification under this Article VIII. To the extent that the rights and remedies provided for in this Article VIII are determined by a court of competent jurisdiction not to be exclusive under circumstances in which no exception to exclusivity contained in this Section 8.7 applies, the provisions of Sections 8.3 and 8.5 shall apply to any remedy available to the Parties.

ARTICLE IX

POST-CLOSING COVENANTS AND OTHER AGREEMENTS

9.1 Transfer of Purchased Assets.

The Seller shall cooperate with the Acquiror to facilitate the efficient and expeditious transfer to the Acquiror of the Purchased Assets.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person, other than the Parties and their respective successors and permitted assigns.

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10.2 Entire Agreement.

This Agreement and the Related Documents (including the schedules and the exhibits attached hereto) contain all of the agreements between the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, whether written or oral, between the Seller and the Acquiror.

10.3 Successors and Assigns.

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, no party shall assign this Agreement without the prior written consent of the other Parties, provided that the Acquiror may assign this Agreement to any of its Affiliates or a successor in interest to substantially all of its business.

10.4 Amendment; Waiver.

This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each Party. No obligation of the Seller to the Acquiror shall be waived except by means of a writing signed by the Acquiror, and no obligation of the Acquiror to the Seller shall be waived except by means of a writing signed by the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.5 Fees and Expenses.

Subject to Article VIII, each Party hereto shall bear its own fees and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby, including the legal, accounting and due diligence fees, costs and expenses incurred by such Party.

10.6 Notices.

All notices, amendments, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, faxed, sent by e-mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Acquiror:Costas, Inc (d/b/a Standard Dental Labs Inc.)

Suite 308

424 E Central Blvd.

Orlando, FL 32801

Attention: James D. Brooks

Email: james.brooks@standarddentallabs.com

To Seller:Prime Dental Lab LLC

1008 N. Pine Hills Road

Orlando, FL 32808

Attention: John (Jong Pil) Kim

Email: primedentallabllc@gmail.com

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All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by e-mail, on the date of such delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized overnight courier, on the Business Day delivered, and (iii) in the case of mailing, on the fifth Business Day following such mailing. A copy of any notice or other communication sent by e-mail shall also be sent on the same day by registered or certified mail (return receipt requested) or by nationally-recognized overnight courier.

10.7 Governing Law; Arbitration.

(a) Governing Law. To the extent not prohibited by state law all questions concerning the construction, interpretation and validity of this Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed and enforced in accordance with the domestic Laws of the State of Nevada], without giving effect to any choice or conflict of Law provision or rule, whether in the State of Nevada or any other jurisdiction, that would cause the Laws of any jurisdiction other than the State of Nevada to apply. In furtherance of the foregoing, the internal Law of the State of Nevada shall control the interpretation and construction of this Agreement, even if under the State of Nevada’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily or necessarily apply.

(b) Arbitration. Except to the extent prohibited by law, any dispute or controversy or claim between Seller and Acquiror arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association. The site of the arbitration shall be Florida. The arbitration shall be conducted in accordance with the Rules of the Commercial Arbitration Association prevailing at the time the demand for arbitration is made hereunder. Judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction and shall be binding and final. The costs of the arbitration, including administrative and arbitrator’s fees, shall be fully paid by the non-prevailing party. Notwithstanding the foregoing, the parties shall bear the expense of their own attorneys’ fees in accordance with this section.

10.8 Interpretation; Construction.

(a) “Agreement” means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. “Knowledge” of any Person means the actual knowledge of such Person. When used in the case of the Seller, the term “Knowledge” shall mean actual or constructive knowledge. The use in this Agreement of the term “including” or “include” means “including, without limitation” or “include, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(b) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

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10.9 Incorporation of Exhibits.

The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

10.10 Independence of Covenants and Representations and Warranties.

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.11 Counterparts; Electronic Signatures

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Electronic counterpart signatures to this Agreement shall be deemed to be original and shall be acceptable and binding.

[Signature Page Follows]

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WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

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ANNEX I

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person (i) a director, officer or 5% or greater shareholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Business” means the business of the Seller, as it exists now or may exist in the future.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, instrument, permit, concession, franchise or license.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Encumbrances” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal, grants of power to confess judgment, conditional sales and title retention agreements (including any lease in the nature thereof) and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Environmental, Health and Safety Laws” means all Laws, Permits and Contracts with Governmental Entities relating to or addressing pollution or protection of the environment or natural resources, releases of Hazardous Materials, public health and safety or employee health and safety, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

“Fraud” means any material misrepresentation made with the intention of misleading the Party alleging any breach of a representation or warranty.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation are its certificate of incorporation and by-laws.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Seller.

“Governmental Entity” means any federal, state, local, foreign, political subdivision, court, administrative agency, commission or department or other governmental authority or instrumentality.

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“Hazardous Materials” means any hazardous or toxic chemicals, materials or substances, pollutants, contaminants or crude oil or any fraction thereof (including as such terms are defined under any Environmental, Health and Safety Law).

“Indemnified Persons” means and includes the Seller Indemnified Persons or the Purchaser Indemnified Persons, as the case may be.

“Indemnifying Persons” means and includes the Seller Indemnifying Persons or the Purchaser Indemnifying Persons, as the case may be.

“Intellectual Property” means the Intellectual Property Rights of the Seller.

“Intellectual Property Rights” means all intellectual property rights including all Patents, Trademarks, Trade Names, domain names, websites, internet addresses and applications for any of the foregoing, copyrights, copyright rights, manufacturing and other know-how, trade secrets, proprietary processes, formulae and information, computer software, confidential information, franchises, licenses, inventions, marketing materials and other intellectual property, and all documentation and media constituting, describing or relating to the foregoing, including software, manuals, memoranda and records of a Person.

“Inventory” means inventory, including inventories of raw materials, work in process, and finished goods.

“Law” means any law, statute, treaty, rule, directive, regulation, guideline or Order of any Governmental Entity.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Litigation Expense” means any expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against under Article VIII, including court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

“Losses” means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and Litigation Expenses), assessments, Tax deficiencies, and Taxes (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Article VIII net of any amounts recovered by the Indemnified Persons under insurance policies with respect to such Loss.

“Material Adverse Effect”' means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, prospects, condition (financial or otherwise) or assets of Seller, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

“Patents” means all pending, abandoned, expires, completed and issued U.S. and foreign patents and applications therefor, including all reissues, re-examinations, divisions, continuations, continuations-in-part and extensions thereof, foreign equivalents thereto and provisional and non-provisional applications, including Patent Cooperation Treaty (PCT) and regional patent applications.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

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“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity.

“Proceedings” means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

“Products” means all goods and services produced, distributed, sold, offered or provided by the Seller.

“Purchaser Indemnified Persons” means the Purchaser, its Affiliates, successors and assigns, and the shareholders, directors, officers, managers, members, partners, trustees, subsidiaries, employees, contractors, subcontractors, attorneys, intermediaries, brokers or other agents, or representatives of the foregoing.

“Purchaser Indemnifying Persons” means the Purchaser and its successors and assigns.

“Purchaser Losses” means any and all Losses sustained, suffered or incurred by any of the Purchaser Indemnified Persons.

“Representatives” means officers, directors, employees, agents, attorneys, accountants and financial advisors of the Purchaser or the Seller, as the case may be.

“Seller Indemnified Persons” means the Seller and its Affiliates, successors and assigns and the officers and directors of each of the foregoing.

“Seller Indemnifying Persons” means the Seller and its successors and assigns.

“Seller Losses” means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person.

“Shareholder” means any individual or entity holding shares or membership units of a company or corporation.

“Stock Consideration” means the Acquiror’s Class A Common Shares.

“Tax” or “Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, environmental (including taxes under Code Section 59A), social security, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Taxing Authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity that has the authority to determine the amount of or collect any Taxes.

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“Trademarks” means all pending, expired, abandoned, registered, unregistered, and common law U.S. and foreign trademark applications and trademarks, service mark applications and service marks, designs, logos, and trade dress, including the goodwill related to the foregoing, and all federal and state registrations thereof.

“Trade Names” means (i) names, (ii) brand names, (iii) business names and (iv) logos and all other names and slogans.

“Trading Price” means (i) as to the Stock Consideration, the ten (10) day volume weighted average trading price for shares of Share Consideration for the ten (10) Business Day period immediately preceding the Closing Date (the “Closing Trading Price”);

“Trailing 12 Months (TTR) Revenue” shall mean the total Product sales of the Seller product lines into any market and the wholesale product sales from all Seller Products.

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SCHEDULE 1.1

ACCOUNTS RECEIVABLE

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SCHEDULE 1.1(a)

INVENTORY

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SCHEDULE 1.1(b)

EXCLUDED INVENTORY

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SCHEDULE 1.1(e)

ASSIGNED CONTRACTS & CONSENTS TO TRANSFER

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SCHEDULE 1.1(i)

TRANSFERRED PERMITS

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SCHEDULE 1.2

ADDITIONAL EXCLUDED ASSETS

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SCHEDULE 5.4

INTELLECTUAL PROPERTY

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SCHEDULE 5.8

PERMITS

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SCHEDULE 5.10

WARRANTIES

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SCHEDULE 5.19

ACCOUNTS RECEIVABLE

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SCHEDULE 5.21

Relationship With Affiliates

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Addendum No. 1

Dated March 24, 2023 to that certain Asset Purchase Agreement (the “Agreement”) originally dated as of the 15th day of August, 2022 by and between Prime Dental Lab LLC (“Prime”), a company incorporated under the laws of the State of Florida and Costas Inc. (dba Standard Dental Labs Inc.) (“Costas”), a company incorporated under the laws of the State of Nevada, individually referred to as “Party” and collectively as the “Parties”.

Whereas subsequent to the closing of the Agreement the Parties hereto have agreed to amend Article III – Consideration, Item 3.1 Purchase Price, subheading Cash Consideration in order to revise the payment terms for the cash instalments.

Notwithstanding anything contained in the Agreement to the contrary, the provisions set forth below will be deemed to be a part of the Agreement and shall supersede any contrary provision in the Agreement. All references in the Agreement and in this Addendum shall be construed to mean the Agreement as amended and supplemented by this Addendum. Any inconsistency between the Agreement and this Addendum shall be resolved in favour of the provisions of this Addendum.

1.	Defined Terms: All defined terms used in this Addendum, unless specifically defined in this Addendum, shall have the same meaning as such terms have in the Agreement;

2.	Modification of the Agreement:

Article III – Consideration, Item 3.1 Purchase Price, subheading Cash Consideration be replaced in its entirety with the following:

Cash Consideration – The Cash Consideration shall be payable in two (2) equal instalments of seventy thousand ($70,000.00) dollars (each a “Cash Instalment”). The first Cash Instalment shall be paid by the Acquiror to the Seller no later than fifteen (15) calendar days after receipt by the Acquiror of the Notice of Effect from the SEC of its Form S-1 filing (the “First Cash Instalment”), or on such earlier date as may be agreed between the Parties in writing.

The second Cash Instalment of seventy thousand ($70,000.00) dollars shall be paid by the Acquiror to the Seller on the date that is no later than seven (7) calendar days subsequent to the first payment from the ELOC referenced in the company’s current S-1 registration notice (the “Second Cash Instalment”).

3.	Effect to Amendment: Except as expressively modified in this Addendum, all terms, conditions and covenants set forth in the Agreement shall remain in full force and effect among the Parties.

4.	Amendment: This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.	Governing Law: This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

6.	Counterparts: This Addendum maybe executed in any number of counterparts, each of which shall be an original but all of which together, shall constitute one instrument. A facsimile or other electronic transmission of this signed Addendum shall be legal and binding on all parties hereto.

This Addendum No. 1 shall be appended to and form a part of the Agreement and shall become effective on March 24, 2023.

******Signature page to follow******

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IN WITNESS WHEREOF, each of the undersigned has caused this Addendum No. 1 to be duly executed and delivered as of the date first written above.

THE ACQUIROR: Costas, Inc. (dba Standard Dental Labs Inc.) By: __________________________ Name: James D. Brooks Title: CEO, President

THE SELLER: PRIME DENTAL LAB LLC By:__________________________ Name: John (Jong Pil) Kim Title: Managing Member

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